UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Greektown Superholdings, Inc.
(Name of Registrant as Specified In Its Charter)

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April 17, 2012

Dear Fellow Shareholder:

Your Board of Directors seeks your support in electing its slate of 9 highly qualified and experienced nominees at the Greektown Superholdings, Inc. annual meeting of shareholders on May 8, 2012.  As described below, your Board and management team are singularly focused on increasing the value of your investment in Greektown Superholdings and have taken substantial steps to strengthen the Company’s operating performance.

Please take a moment of your time to vote “FOR” the Greektown Superholdings’ Board’s nominees by signing and dating the BLUE Proxy card previously mailed to you and returning it in the postage-paid envelope provided.   Your vote is critically important!

YOUR BOARD’S NOMINEES HAVE THE RIGHT EXPERIENCE AND ARE

EXECUTING ON A PLAN TO POSITION THE COMPANY FOR SUCCESS AND

TO DELIVER VALUE TO SHAREHOLDERS

The Board has lead Greektown Superholdings in executing on a number of recent initiatives to improve Company performance, including:

•
Strengthening its management team by engaging Michael Puggi as Chief Executive Officer in June 2011 and Glen Tomaszewski as Chief Financial Officer in October 2011, hiring other key executives and realigning the management team.

•
Completing numerous renovations of the casino, providing a fresh look and feel for its customers. These improvements include the Super Pit table games area, The Fringe video poker and sports bar, and a new first floor promotions area, cage and club booth. Among the benefits of these improvements was improved utilization of gaming equipment on the lower level of the casino and a reversal of the decline in table gaming revenue.

•	Replacing older slot machines with newer machines and increasing the number of slot machines on the gaming floor by approximately 100.

•	Unveiling Asteria, a new bar/lounge area and entertainment facility on the first floor of the casino.

•
Completing a land exchange with Wayne County, Michigan, yielding for the Company a parcel across the street from its casino and $10.7 million in net cash proceeds. The Company has commenced construction on the acquired property of an 850-car valet facility which is expected to be completed in the first quarter of 2013. This new garage will alleviate the Company's longstanding parking problem and is expected to drive revenues.*

•
Putting in place plans for 2012 improvements to the casino, which include the continued replacement of older slot machines and net increase in slot machines; the addition of a fine dining area which will encourage guests to remain on the property longer and increase their playing time; the commencement of construction of a new rooftop lounge designed to attract table game players and broaden the demographic reach of Greektown Casino; and the launch of a high speed network designed to improve slot performance and enhance the technology for innovative bonus programs.*

____________________________
*           Pending approval by the Gaming Board

•	Improved financial performance as detailed below.

•	Announcing a marketing alliance with Tropicana Las Vegas, Inc.

The slate of directors nominated by Greektown Superholdings’ Board is comprised of highly qualified, proven business leaders with deep experience in the gaming industry and a broad range of complementary experience in hospitality, financial, risk management and other areas essential to Greektown Superholdings’ business. The Board addressed Brigade's request for representation on the Board, including one of the nominees originally nominated by Brigade in the Board’s slate of nominees.

The Company's Nominating Committee met with each of Neal Goldman and James Barrett, the two nominees originally nominated by Brigade, as well as other candidates nominated by George Boyer to the Board to evaluate and consider each nominee’s qualifications and suitability for the Board.  In determining the Board’s slate, the Nominating Committee recommended that, given Brigade’s voting interest of approximately 6.6%, one representative on the Board for Brigade would be appropriate. The Nominating Committee further recommended Mr. Barrett as Brigade’s nominee, given his strong experience in the casino industry and his accounting background as a certified public accountant, and the Board has included Mr. Barrett on its slate of nominees.  Brigade later removed Mr. Barrett from its slate of nominees.

Brigade’s proxy seeks to elect Neal Goldman in lieu of the Board’s nominee, John Bitove, an important member of our Board.

John Bitove is highly regarded and respected among the members of the Board and the management of the Company and has been a strong voice for robust corporate governance and management accountability.  Mr. Bitove brings to the Board significant senior leadership experience across a variety of industries, including the hospitality industry and highly regulated industries, like ours.  The Board believes it would be weakened without Mr. Bitove on the Board and recommends that you cast your votes in favor of Mr. Bitove.

As detailed in this letter below, the Board expects that Brigade’s nominee, Neal Goldman, if elected as a director, would be a disruptive and distracting force in the boardroom, hindering the Board’s ability to focus on improving shareholder value.

YOUR BOARD URGES YOU TO REJECT BRIGADE’S NOMINEE AND SIMPLY DISCARD ANY WHITE PROXY CARD YOU MAY RECEIVE

BRIGADE’S COMMUNICATIONS WITH SHAREHOLDERS HAVE BEEN MISLEADING

Brigade asserts that the Company has been taking actions to purposefully thwart Brigade’s ability to nominate Directors for the annual meeting, when in fact the Board selected one of the two candidates nominated by Brigade.

Brigade has made many claims to the effect that the Company took steps to exclude Brigade from the nominating process.  For example, Brigade claims that the Board moved up the date of the annual meeting for the purpose of giving Brigade less time to nominate Directors.  In fact, the Board did not “move up” the date for its annual meeting as it had not yet set a date for the annual meeting.  The Board determined to hold the annual meeting in May because that is a typical time for companies that maintain a December 31 fiscal year end to hold their annual meetings.  It aligns the Company's required proxy filings with the SEC to its fiscal calendar.  The Company held its 2011 annual meeting in June, which is considered late in the year for an annual meeting of a company with a calendar year fiscal year end, only because of the challenges associated with the Company's first year as a public company.  Moreover, Brigade only made its intentions to nominate directors known after the Board had fixed May 8th as the date of the annual meeting.  Brigade chooses to see demons where there are none.

Brigade’s assessment of the management team is misguided.

Brigade has complained that the management of the Company is unnecessarily redundant and that Mr. Boyer is overpaid.  The Board determined that, for a transitional period following the appointment of its chief executive officer, Mr. Puggi, it would be appropriate to retain the strategic oversight from Mr. Boyer in an executive capacity.  When Mr. Puggi was hired, the Company was still within the first twelve months of its emergence from bankruptcy.  There were many plans for strategic projects that had been put in place under Mr. Boyer's guidance.  The Company remains in a critical stage of its growth and development, with many competitive challenges, including the anticipated opening of a new casino in Toledo, Ohio.  The Board believed that it would benefit the Company to have Mr. Boyer physically present in Detroit more than he would be as an outside Board member.  This would enable his steady hand to assist with the Company's challenges.

In the past six months, the Company has begun to see tangible benefits from the steps taken during 2011.  For the fourth quarter of fiscal 2011 and the first quarter of fiscal 2012, the Company's market share among the three Detroit casinos was 25.1% and 25.6%, respectively, as compared with 24.0% and 24.8% in the prior year periods.

Brigade has claimed that the compensation paid to Mr. Boyer as Chairman of the Board is excessive, citing Mr. Boyer’s 2011 compensation as an example.  Brigade fails to mention that Mr. Boyer was the interim CEO for nearly 6 months in 2011 and his compensation for 2011 reflected his compensation as CEO during that time, as well as his compensation as Executive Chairman during the remainder of the year.  Approximately 24% of the 2011 compensation reported for Mr. Boyer and 69% of the 2011 compensation reported for Mr. Puggi was in the form of restricted stock grants that vest over 3 years.  Mr. Boyer’s executive role is only temporary and will be concluding at the end of 2012 at which time he will serve in a nonexecutive role and his compensation will be reduced accordingly.

Brigade mischaracterizes the history of deliberations regarding the possible engagement of a professional management company.

As Brigade is well aware, when the Company's intended outside management company withdrew its name from consideration, shortly prior to the Company's emergence from bankruptcy, a number of management companies were interviewed.  There was no management company candidate that the former noteholders of Greektown as a group (who are the current large shareholders of the Company) were enthusiastic about engaging.  As a result, a number of the former noteholders, representing a majority of the would be equity stake in the Company, urged Mr. Boyer to serve as interim chief executive officer and left the decision as to whether the Company should be managed by an outside manager or self-managed to the new Board of Directors of the Company.  The new Board determined that the shareholders of the Company would be better served through self-management.  In making that determination, the Board took into account the tendency of outside management companies to focus on short term gains, given that they operate under short term arrangements.  This focus can be at the expense of building long term shareholder value.  In addition, the Board believed that the cost structure of self management would be more favorable in the short and long term than that of a management company.  The Board decided that self management would be a better approach to achieving sustainable growth.  While the lengthy selection process and the required approvals of the Gaming Board and the City of Detroit of a chief executive delayed the appointment of a permanent chief executive officer until June 2011, the Board is confident that it has the right management team in place today.

Brigade misstates the regulatory background associated with its efforts to nominate a director.

We note that this proxy contest is the first proxy contest applicable to a company subject to the Michigan Gaming Control Act (Gaming Act).  Likely because this is the Gaming Board’s first consideration of the issues surrounding a proxy contest, the advice and directives of the staff of the Gaming Board for dealings with Brigade has evolved over the weeks since Brigade commenced its proxy fight.  Brigade alleges that the Company’s regulatory counsel improperly kept Brigade from communicating with the Board by advising the Board that the Gaming Board staff had directed that only the Nominating Committee could communicate with Brigade, when in fact, claims Brigade, the Gaming Board staff had not given such a directive.  Brigade’s claim, like so many of its others made during this proxy contest, is false.  Members of the Gaming Board staff did in fact initially advise the Company’s regulatory counsel that Brigade should only communicate with Nominating Committee, at which time the Company’s regulatory counsel so informed the Board.  Only later did the Gaming Board staff change its position to provide that the members of the Board could communicate with Brigade.

Brigade has implied that the Company took steps to thwart Brigade’s communications with institutional investors subject to institutional investor waivers in order to hinder Brigade’s ability to launch a proxy contest.  The Company's regulatory counsel did advise those investors who maintain institutional waivers to seek legal advice as to constraints applicable to them in communicating with Brigade, not to attempt to impair Brigade’s ability to run its own slate of directors, but rather in order to be certain that such investors in Greektown who maintain institutional waivers would not jeopardize their waivers inadvertently through communications with Brigade.

Brigade falsely asserts that our Director Darrell Burks’ qualification by the Gaming Board was rushed through the Gaming Board so that he could vote in favor of Board’s slate of director nominees.

This assertion is another example of Brigade’s paranoid claims aimed at misleading the shareholders.  The Board unanimously supported Mr. Burks’ candidacy as a Director in August 2011.  As with all Directors of our Company, Mr. Burks could not become a member of the Board until after the Gaming Board completed its suitability review.  The Company did not rush Mr. Burks’ qualification in March, as Brigade claims.  In fact, Mr. Burks’ suitability review was completed in February, but due to a technical quorum requirement of the Gaming Board, the Gaming Board could not vote to approve Mr. Burks as a Director in February, and it instead did so in March.  Brigade’s claim that Mr. Burks’ qualification was pushed through so that he could vote in favor of the Company’s slate of nominees is even more wildly false, because in fact Mr. Burks abstained from voting to approve the slate of nominees because he was new to the Board and had not been involved in all such deliberations.  Furthermore, no Board members voted against the Board’s slate of nominees.  Brigade’s claim, like so many of its others, has no basis in reality.

Brigade is subject to a suitability review and possible divestment of shares owned by it.

Brigade’s right to continue to maintain ownership in the Company and Neal Goldman’s ability to serve as its director nominee will be subject to a suitability review by the Gaming Board.  Like the other major institutional investors in the Company, Brigade had previously been afforded an institutional investor exemption by the Gaming Board, which allows it to own a stake in the Company that normally requires a full suitability review without undergoing a full suitability review. The exemption afforded to Brigade required that Brigade remain a passive investor in the Company. In order to nominate directors to serve on our Board, the Gaming Board staff required Brigade to irrevocably waive its institutional investor exemption and subject itself to a full suitability review under Section 206(c)(3) of the Gaming Act. Under the Gaming Act, if Brigade’s suitability is not approved, Brigade will be required to divest of its share ownership in the Company. Neal Goldman will also be subject to a suitability review as a condition to his service as a Director.  As part of the Gaming Board’s suitability review of Brigade, it will consider Brigade’s actions both before and after it waived its institutional investor exemption.

Despite having waived its institutional investor exemption, Brigade has not been approved by the Gaming Board to be involved in the management or control of the Company.  Within days of waiving its institutional investor exemption, Neal Goldman of Brigade called the Company’s Chief Executive Officer, Michael Puggi, to discuss Brigade’s view on the Company’s business plan.  During the course of that conversation, Neal Goldman threatened Mr. Puggi, our CEO with the following words, “I will fire people; I will take control of this company” if the Company resists Brigade’s demands.  These threats and efforts to intimidate will be scrutinized by the Gaming Board as part of its review process. In addition, our Board submits to you that this kind of behavior, which the Board took into account in determining not to select Mr. Goldman as a Board candidate, is not the right additional voice to be added to the Board.

Brigade tried to push the Company into a transaction, in which Brigade had a conflicting interest.

In the summer of 2010 and shortly following the Company’s emergence from bankruptcy Neal Goldman of Brigade approached members of the Board requesting that they engage an investment banker identified by Brigade to consider a strategic transaction between the Company and a distressed gaming property, in which Brigade had a significant investment.  The Company’s Board rejected this proposal as not in the best interests of the Company.  Brigade now seeks your vote to have Neal Goldman added to the Board.  There can be no telling what self-interested transactions Mr. Goldman will seek to pursue as a Board member.

YOUR BOARD’S DIRECTOR NOMINEES ARE COMMITTED TO CREATING VALUE FOR GREEKTOWN SUPERHOLDINGS’ SHAREHOLDERS –PLEASE VOTE THE BLUE PROXY CARD TODAY

Whether or not you plan to attend the annual meeting, you have an opportunity to protect your investment by voting the BLUE proxy card.  We urge you to vote today by signing and dating the BLUE proxy card previously mailed to you and returning it in the postage-paid envelope provided.  Please do not return or otherwise vote any WHITE proxy card sent to you by Brigade.

 On behalf of your Board of Directors, we thank you for your continued support.

 Sincerely,

/s/ Freman Hendrix	/s/ Michael Puggi
Freman Hendrix	Michael Puggi
Chairman of the Nominating Commitee	Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

MacKenzie Partners, Inc.
Call Toll-Free: (800) 322-2885
Or Call Collect: (212) 929-5500

REMEMBER:
We urge you NOT to vote using any WHITE proxy card sent to you by Brigade, as doing so will cancel any vote you submitted earlier using the BLUE proxy card.

Forward-Looking Statements

Disclosure Regarding Forward-Looking Statements

This report contains statements that we believe are, or may be considered to be, “forward-looking statements.” All statements other than statements of historical fact included in this letter regarding the prospects of our industry or our prospects, plans, financial position or business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “project,” “anticipate,” “believe,” “plan,” “forecast,” “continue” or “could” or the negative of these terms or variations of them or similar terms.  Furthermore, forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.  Readers are cautioned not to place undue reliance on any forward-looking statements contained in this letter, which reflect management’s opinions only as of the date hereof.  Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC.  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this letter.